Exhibit 19.1

KIRKLAND’S, INC.

INSIDER TRADING POLICY STATEMENT ON DEALING WITH COMPANY INFORMATION, INCLUDING INSIDE INFORMATION AND SECURITIES INSIDER TRADING AND CONFLICTS OF INTEREST – DIRECTORS, EXECUTIVE OFFICERS, SENIOR MANAGEMENT AND ACCOUNTING AND FINANCE PERSONNEL

In the course of conducting the business of Kirkland’s, Inc. (the “Company”), you may at times have information about the Company or another entity that generally is not available to the public. Because of your relationship with the Company, you have certain responsibilities under the federal securities laws of the United States regarding insider information and the trading of the Company’s securities and to the Company with respect to business conduct and conflicts of interest. This Insider Trading Policy Statement on Dealing with Company Information, including Inside Information and Securities Insider Trading and Conflicts of Interest – Directors, Executive Officers, Senior Management and Accounting and Finance Personnel (this “Policy Statement”) is intended to explain your obligations to the Company and under the law. For purposes of this Policy Statement, the term “Compliance Officers” means the Company’s Chief Financial Officer and the Company’s Vice President of Finance.

I.
APPLICATION OF POLICY

This Policy Statement applies to all members of the Company’s Board of Directors, all of the Company’s executive officers (as specified in the Company’s filings with the United States Securities and Exchange Commission (the “SEC”)), all Company employees designated from time to time as senior managers, all Company employees involved in the accounting or finance function, regardless of where their regular place of business is and such other persons as the Board of Directors may designate. The Company has separate policy statements that apply to all other Company employees.

II.
INSIDE INFORMATION
A.
What is Inside Information?

“Inside” information is material information about the Company that is not available to the public. Information generally becomes available to the public after it has been disclosed by the Company or third parties in a press release or other public statement, including any filing with the SEC. Public dissemination usually contemplates some period of delay after release of the information in order for outside investors to evaluate the news. Generally, information regarding simple matters, such as earnings results, will be deemed to have been adequately disseminated and absorbed by the marketplace under the timetable established by the policy set forth below. When more complex matters, such as a prospective acquisition, alliance transaction or disposition are announced, it may be necessary to allow additional time for the information to be evaluated by investors. In all cases, if you desire to trade the Company’s securities and specific guidelines have not been posted, you should consult with one of the Compliance Officers regarding a suitable waiting period before trading.

B.
What is Material Information?

Information generally is considered “material” if its disclosure to the public would be reasonably likely to affect (i) investors’ decisions to buy or sell the securities of the Company, or (ii) the market price of the securities. Some examples of material information include the following: (a) important financial information such monthly or quarterly sales, sales trend, profit margin or earnings information; (b) a merger or acquisition involving the Company;

(c) pending regulatory action; (d) major litigation; (e) the public or private sale of additional securities of the Company; (f) a tender offer by the Company for another company’s securities or for the Company’s securities by a third party; (g) major management changes, (h) a major contract, and (i) significant information regarding introduction of a new product, products under developments or store openings. Obviously what is material information cannot be enumerated with precision, since there are many gray areas and varying circumstances. The determination of whether information was material is almost always made after the fact when the effect on the market can be quantified. Therefore, any trading is risky. When doubt exists, the information should be presumed to be material. If you are unsure whether information of which you are aware is material or nonpublic, you should consult with one of the Company’s Compliance Officers prior to trading.

Material information not yet ripe for public disclosure may often exist within the Company. For example, during the early stages of discussions regarding a significant acquisition or disposition, the information about the discussions may be too tentative or premature to require, or even permit, public announcement by the Company. On the other hand, that same information may be highly material. If you have access to material information, you may be precluded from trading in the Company’s securities. If you have access to material inside information and have doubts about your ability to trade in securities, you should refrain from trading until you seek and obtain clearance from one of the Compliance Officers.

The principles discussed in this Policy Statement also apply to inside information obtained in the course of your employment about another public corporation, such as a customer or a corporation with which the Company is involved in a transaction. If you obtain material nonpublic information about another public company, you should refrain from trading in the securities of that company until the material information has been publicly disseminated.

C.
Reasons for Maintaining Confidentiality.

The federal securities laws of the United States strictly prohibit any person who obtains material inside information and has a duty not to disclose it from using such information in connection with the purchase and sale of securities. These laws also prohibit any directors, executive officers, senior managers and anyone else subject to this Policy Statement from “tipping” material nonpublic information, which means disclosing the information to friends, family members, business contacts or others under circumstances that suggest that you were trying to help them make a profit or avoid a loss. It does not matter how that information has been obtained, whether in the course of employment, from friends, relatives, acquaintances or strangers, or from overhearing the conversations of others. Congress in the United States enacted this prohibition because the integrity of the securities markets would be seriously undermined if the “deck were stacked” against persons not privy to such information. Your failure to maintain the confidentiality of material nonpublic information about the Company could greatly harm the Company’s ability to conduct business. In addition, you could be exposed to significant penalties and legal action.

D.
Safeguarding Material Information and Policy on Non-Disclosure.

During the period that material information relating to the Company or its business is unavailable to the general public, it must be kept in strict confidence. Accordingly, such information should be discussed only with persons who have a “need to know” and should be confined to as small a group as possible. The utmost care and circumspection must be exercised at all times. Therefore, conversations in public places, such as elevators, restaurants and airplanes, should be limited to matters that do not involve information of a sensitive or confidential nature.

To assure that Company confidences are protected to the maximum extent possible, no individual other than specifically authorized personnel may release material information to the public or respond to inquiries from the media, analysts or others outside the Company unless you have been specifically asked to do so in a particular instance by the Chief Financial Officer or Chief Executive Officer. In addition, the SEC’s Regulation FD provides that the mere communication, either intentionally or unintentionally, of material inside information regarding the Company to certain enumerated persons (generally consisting of securities market professionals or holders of the Company’s securities) by individuals acting on behalf of the Company (i.e., senior officials and persons who regularly communicate with market professionals or with security holders) may subject both you and the Company to SEC administrative action, whether or not anyone trades on the basis of that information.

To provide for consistency in external communications, and to provide a suitable level of assurance that confidential information is not inadvertently disclosed outside the Company, no employee, officer or director, unless previously authorized by the Chief Financial Officer or Chief Executive Officer, may communicate about the Company or its business or operations with any shareholder, the financial press, investment or research analysts, stockbrokers, investors, and the like without one of the Company’s Compliance Officers present in person or by telephone. The Chief Financial Officer or Chief Executive Officer shall be excepted from the above requirement and may engage in unaccompanied conversation.

This prohibition on communications also applies to responding to inquiries about the Company from shareholders, the financial press, investment and research analysts, stockbrokers, investors and the like. As discussed below, the communication of material inside information may subject you and the Company to civil or criminal liability for “tipping” or to SEC administrative action pursuant to Regulation FD. Consequently, it is imperative that, unless you are specifically exempted by this policy or authorized by the Chief Financial Officer or the Chief Executive Officer to respond to certain inquiries, all such inquiries be directed to one of the Company’s Compliance Officers.

If you realize that you have communicated material inside information regarding the Company without the proper Company authorization, either intentionally or unintentionally,

or think that you might have communicated such information, regardless as to whom the communication was made, you must immediately notify one of the Compliance Officers of such communication.

Additionally, all persons with access to nonpublic information should (i) ensure any documents reflecting such information are maintained in a secure location, (ii) exercise extreme care not to discuss such information in public places where it is possible that the information can be overheard, such as in elevators, restaurants and public transportation, (iii) not disclose any information concerning the Company in e-mail correspondence or any attachments to an e-mail, except where the recipient needs to know the information for legitimate, Company-related reasons, and (iv) be careful so as to not otherwise make available to others material inside information regarding the Company. Pursuant to Regulation FD, reckless behavior by Company employees that leads to the leaking of material inside information about the Company may subject both the Company and the reckless individual to SEC administrative action. Consequently, if anyone becomes aware of a leak of nonpublic information, whether inadvertent or otherwise, the person should report it immediately to one of the Company’s Compliance Officers.

II. INSIDER TRADING OF SECURITIES

“Insider Trading” has been a top enforcement priority of the SEC and the Department of Justice in recent years. Criminal prosecution and the imposition of fines and/or imprisonment is common.

Anyone who violates the insider trading prohibitions contained in applicable securities laws is subject to potential civil damages and criminal penalties in the United States. The civil damages for violation of insider trading prohibitions contained in United States federal securities laws, for example, can consist of disgorgement of profits and a fine of up to three times the profit gained or the loss avoided. In addition, United States federal securities laws may impose criminal penalties that include monetary fines that can be as much as $5,000,000 and 20 years imprisonment for each violation.

In addition, the SEC can seek a civil penalty against a company as a “controlling person” that fails to take appropriate steps to prevent illegal trading. The SEC can also seek a civil penalty against directors and supervisory personnel as “controlling persons” who fail to take appropriate steps to prevent illegal trading. Although the Securities Act of 1934, as amended (the “1934 Act”) does not define a “controlling person,” its legislative history suggests that directors, officers and certain managerial personnel could become controlling persons subject to liability if they knew of, or recklessly disregarded, a likely insider trading violation by an employee under their control. A successful action by the SEC under this provision could result in a civil fine of $1,000,000 or three times the profit gained or the loss avoided, whichever is greater. Criminal penalties can also be imposed under United States federal securities laws, and can be as much as $5,000,000 and 20 years imprisonment for each violation.

In addition to the possible imposition of civil damages and criminal penalties on violators and their controlling persons, any appearance of impropriety could not only damage the Company’s reputation for integrity and ethical conduct but also impair investor confidence in the Company.

If a director, executive officer, member of the senior management or anyone else subject to this Policy Statement violates this Policy Statement, the Company can impose sanctions, including dismissal for cause. Even if the SEC does not prosecute a case, involvement in an investigation (by the SEC or the Company) can tarnish the insider’s reputation and damage his or her career.

Any person who has supervisory authority over any Company personnel must promptly report to one of the Company’s Compliance Officers any trading in the Company’s securities by Company personnel or disclosure of material “nonpublic” information by Company personnel which he or she has reason to believe may violate this Policy Statement or the securities laws of any jurisdiction, including, for example, the United States.

IV.
Restrictions on Trading and Tipping

In light of the Company’s responsibilities under the federal securities laws of the United States, the Company has adopted the following policies regarding your trading in securities:

A.
No Trades while in Possession of Material Nonpublic Information. Directors, executive officers, senior managers and anyone else subject to this Policy Statement may not buy or sell securities of the Company or any other publicly traded company while in possession of material nonpublic information, except under the circumstances and guidelines discussed in Section III below. Neither you nor any person affiliated with you (which generally includes family members or persons sharing your house at a time when you are in possession of material nonpublic information and business entities in which you are a director, officer or significant stockholder) may buy or sell securities or engage in any other action to take advantage of, or pass on to others, nonpublic material information, except under the circumstances and guidelines discussed in Section III below. This rule applies both to securities purchases (to make a profit based on good news) and securities sales (to avoid a loss based on bad news) regardless of how or from whom the material nonpublic information has been obtained. This prohibition extends not only to transactions involving Company securities but also transactions involving securities of other companies with which the Company has a relationship. This policy applies to any Company securities, including common stock and call or put options for any Company securities.
B.
No Trades unless Pre-Cleared with one of the Compliance Officers. As a means of enforcing the policies discussed in this Policy Statement, directors, executive officers, senior managers and anyone else subject to this Policy Statement may not buy or sell securities of the Company without prior consultation with and approval by one of the Company’s Compliance Officers. This prior consultation and approval requirement also applies to any person affiliated with such covered individual (which generally includes family members and business entities in which such director, officer or employee is a director, officer or significant stockholder).
C.
No Trades Outside of Window Periods. Except under the circumstances and guidelines discussed in Section V below, directors, executive officers senior managers and anyone else subject to this Policy Statement should plan to trade in the Company’s securities only during the period commencing on the second business day following the release of the

Company’s annual and quarterly earnings and continuing until the end of the second month of each fiscal quarter, and even then only provided that they are not otherwise in possession of material nonpublic information regarding the Company. Because insiders are especially likely to receive regular nonpublic information regarding the operations of the Company, trading in this “window period” can help ensure that trading is not based on material information that is not available to the public. The request for pre-clearance should be in the Form of Exhibit I attached hereto.

D.
No Disclosure of Material Nonpublic Information. Directors, executive officers, senior managers, and anyone else subject to this Policy Statement may not communicate material nonpublic information to other persons prior to its public disclosure and dissemination by an authorized representative of the Company. Persons at the Company who come into possession of material nonpublic information must not communicate that information to other persons prior to its public disclosure and dissemination. There is, therefore, a need to exercise care when speaking with other Company personnel who do not have a “need to know” and when communicating with family, friends and other persons not associated with the Company. To avoid even the appearance of impropriety, it is wise to refrain from discussing the Company’s business or prospects or making recommendations about buying or selling the securities of the Company or other entities with which the Company has a relationship. This concept of unlawful tipping includes passing on such information to friends, family members or acquaintances under circumstances that suggest that you were trying to help them make a profit or avoid a loss.
E.
Report Securities Transactions on the Date of the Transaction. Directors and executive officers of the Company must report purchases and sales of securities to one of the Company’s Compliance Officers. Such reporting will enable the Company to prepare an insider report that may be required to be filed with the SEC and any other applicable securities regulators. Accordingly, all directors and executive officers must, by the end of the business day on which any transaction involving Company securities takes place (i.e. the trade date, not the subsequent settlement date) report all transactions made by themselves, any family members living in the same household and entities in which they have a 5% or more ownership interest in the Company’s securities to one of the Company’s Compliance Officers. The report should be in the form of Exhibit II attached hereto. Note that this reporting requirement does not obviate the need for preclearance of the transaction in accordance with paragraph B above.
F.
Application to Former or Retired Insiders. The Company’s Policy Statement and the legal prohibition on insider trading in any security while in possession of material nonpublic information obtained while in the employment of or conducting any business or activity on behalf of the Company applies to all former or retired directors, executive officers and senior management of the Company and anyone else subject to this Policy Statement.

V.
CERTAIN EXCEPTIONS TO TRADING RESTRICTIONS
A.
Stock Option Exercises. The trading restrictions (including the window-period, pre-clearance, and other restrictions discussed in Section IV above) (the “Trading Restrictions”) do not apply to the exercise of an employee stock option, even where the insider is in possession of inside information. The Trading Restrictions do apply, however, to any sale of Company securities as part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
B.
Employee Stock Purchase Plan. The Trading Restrictions do not apply to pre- arranged periodic purchases of Company securities under the Company’s Employee Stock Purchase Plan, even where the insider is in possession of inside information. The Trading Restrictions do apply, however, to an election to participate in the plan or to increase or decrease the level of participation in the plan. The restrictions also apply to the sale of Company securities purchased pursuant to the plan.
C.
Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, such margin sales or foreclosure sales could result in liability for illegal insider trading. Accordingly, directors, executive officers, senior management and anyone else subject to this Policy Statement are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan. An exception to this prohibition may be granted where a person wishes to pledge Company securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any person who wishes to pledge Company securities as collateral for a loan must submit a request for approval to one of the Company’s Compliance Officers at least two weeks prior to the proposed execution of documents evidencing the proposed pledge.
D.
Prearranged Trading Programs

Rule 10b5-1 under the 1934 Act establishes a safe harbor protecting officers and directors from insider trading liability for transactions made pursuant to a previously-established contract, plan or instruction. The rule presents an opportunity for “insiders” e.g., directors, executive officers, senior management members and anyone else subject to this Policy Statement, to establish arrangements to sell or purchase the Company’s securities, even during the restriction periods imposed by the Company’s insider trading policy, and even though the insider coincidentally possesses material nonpublic information at the time of the trade. An insider’s prearranged trading program may include the use of limit orders, discretionary accounts, blind trusts, pre-scheduled stock option exercise and sale, pre-arranged trading instructions, and other brokerage or third party arrangements. However, there are considerable restrictions associated with arrangements complying with the Rule and that all plans, arrangements or instructions must be approved by one of the Company’s Compliance Officers. The Trading Restrictions do not apply to transactions of Company securities under a Rule 10b5-1 prearranged trading program, where such program has been approved by one of the Company’s Compliance Officers and otherwise complies with the requirements described below.

1.
Prerequisites for a Prearranged Trading Program. First, the prearranged trading program must satisfy the general requirements of Rule 10b5-1. The arrangement must be documented, bona fide and established at a time when the insiders did not possess material nonpublic information. Additionally, the program must specify the price, amount and date of trades or provide a formula or other mechanism to be followed for each purchase or sale to be effected pursuant to the program. Once purchases or sales commence pursuant to a program, you may not modify or terminate the program except at a time when you are not in possession of material nonpublic information, and any such modification or termination must be approved by one of the Company’s Compliance Officers.

Secondly, it is essential to recognize that Rule 10b5-1 provides only an “affirmative defense,” which must be raised and proven in the event of an insider-trading lawsuit. The rule does not prevent the SEC or a public shareholder from bringing a lawsuit. Further, Rule 10b5-1 does not prevent the media from writing about the sales made by an insider.

The Company does not want to impede all sales of Company stock by insiders. However, in order to reduce the risk of litigation and bad press, and to preserve the Company’s reputation and that of its employees, the Company is adopting procedural requirements that are essentially an extension of the Company’s current procedure for transactions dealing in Company stock, contained in other sections of this insider trading policy.

In determining whether to approve any prearranged trading program, the Company’s Compliance Officers will consider the following:

(a)
Review the Proposed Arrangement: To assure that the arrangement will not expose the Company or a particular insider to unnecessary liabilities.
(b)
Add Additional Safeguards: At the time you enter into an arrangement (or at any time that you wish to terminate or modify a prior instruction or program), you must not be in possession of material nonpublic information about the Company. If material nonpublic information exists, even if you do not have a full appreciation of such information, the Company’s Compliance Officers may require that you wait until such information has been disclosed. It may also be advisable that there be an interval between establishment of the program and the first transaction.
(c)
Public Disclosure: The Company will consider in each case whether public announcement of a trading program should be made via the appropriate media outlet, including disclosures required by Regulation FD. In addition, a statement may be included in the appropriate SEC filings, such as Form 4 and Form 144, indicating that the trades are being made pursuant to a pre-existing arrangement.
(d)
Other Legal Concerns: The Company’s Compliance Officers may establish a procedure with whomever is handling the trades made under your established arrangement to ensure:
(1)
Prompt filings of SEC Form 4 after transactions take place (for persons subject to Section 16 of the 1934 Act). Failure to make a timely filing may result in an unwanted proxy statement disclosure of filing violations by the insider;
(2)
Compliance with Rule 144, promulgated under the Securities Act of 1933 (the “1933 Act”), at the time of any sale (for persons subject to Rule 144); and
(3)
Cessation of any sales during pooling lock-up periods in the event of a merger or acquisition, or during other periods when a lock-up is imposed on insiders.

Notwithstanding any such procedures, compliance with Section 16, Rule 144, any other applicable securities law, or any lock-up period remains your obligation.

2.
Structuring the Prearranged Trading Program. A prearranged trading program, properly structured, can be a more convenient and safe way to insulate insiders from potential insider trading liability than the alternative system of restriction periods and other restrictions described elsewhere in this policy.

The prearranged trading program must, at a minimum:

(a)
Be in writing;
(b)
Be entered into in good faith and not as part of a scheme to evade the Company’s prearranged trading program or applicable United States federal securities law; and
(c)
Either:
(1)
Expressly specify the number of shares or dollar value of securities to be purchased or sold (“Amounts”); the market price (on a particular day), limit price, or particular dollar price of securities to be purchased or sold (“Prices”); and the specific day of the year on which a market order is to be executed, or a day or days of the year on which a limit order is in force (“Dates”);
(2)
Provide a formula, algorithm, or computer program for determining the Amounts, Prices and Dates; or
(3)
Prohibit the individual submitting the Prearranged Trading Program from exercising any subsequent influence over how, when, or whether to effect purchases or sales and, additionally, prohibit any other person exercising influence over purchases or sales pursuant to the Prearranged Trading Program from being aware of material nonpublic information when doing so.
3.
Benefits of a Prearranged Trading Program. With a prearranged trading program, for example, it becomes clearer to the investing public (and potential plaintiffs) that your trades are part of a pre-established plan and are not being prompted by your knowledge of current developments within the Company, or your feelings about the Company’s prospects. Prearranged trades triggered by the guidelines of a preexisting trading program would also reduce the strength of a suit claiming that the Company had a particular motive to manipulate earnings or disclosures in connection with an insider’s trade.

4.
Stock Options as Part of a Prearranged Trading Program. A prearranged program could include instructions for periodic exercise/same-day sales of your stock options which could be conditioned on a minimum stock price established by the insider’s instructions. The insider could condition the sales on a variety of factors, for example, sales could be limited to the number of shares necessary to cover the option exercise price and taxes dues.
C.
Discretionary Accounts. True discretionary accounts or other arrangements where a trustee or broker has complete authority over trades should satisfy Rule 10b5-1, provided that the trustee/broker is not aware of material nonpublic information upon the creation of the arrangement and, further, that the insider does not exercise subsequent influence over trades. Examples of workable arrangements might include blind trusts, good-till-cancelled orders, and limit orders. The Company would not be inclined to approve such an arrangement where the broker has a close relationship with the insider, thus creating the appearance of impropriety that could undermine the affirmative defense in the event of litigation.
D.
Pledging Company Stock as Security. In the event of a margin maintenance call where a broker seeks to liquidate collateral, such sales would be attributable to the insider under Section 16 and Rule 144, if applicable. While a margin sale by such broker may be attributable to the executive under Rule 10b-5, the pledge arrangement may fall within the Rule 10b5-1 safe harbor, provided that, at the time of the pledge, the executive irrevocably instructs the broker to sell the shares in the event of a margin call, without substituting other collateral. Nonetheless, the SEC’s treatment of such sales remains undetermined. Although the SEC has been asked to clarify its position, any pledges of Company stock will be subject to pre-clearance by one of the Company’s Compliance Officers and will be approved on a case-by-case basis.